EXHIBIT 10.34

[ZELTIQ Logo]

July 11, 2011

Mr. Gordie Nye

13565 D’Este Drive

Pacific Palisades, CA 92072

Re: Amendment to Employment Agreement

Dear Gordie:

This letter amends the letter agreement between you and Zeltiq Aesthetics, Inc. (the “Company”) dated April 29, 2010 (“Employment Agreement”).

Effective July 1, 2011, your Employment Agreement is amended as follows:

Paragraph 2 of the Employment Agreement shall be amended to reflect that your annualized base salary will be Five Hundred Thousand Dollars ($500,000.00), paid monthly in accordance with the Company’s standard payroll policies (subject to normal required withholding).

Paragraph 3 of the Employment Agreement will be amended to reflect that your target incentive bonus will be 75% of your annualized base salary. Your target incentive bonus for January –June 2011, which has been paid in full, was based on your pre-amendment target bonus (50% of your annual base salary of $350,000) and achievement was measured on the corporate plan/goals established at the beginning of 2011 (the “Initial Goals”). In addition to your target bonus for January -June 2011, the Company has paid to you an additional one-time bonus in the amount of $39,968.64.

Your target incentive bonus for July - December 2011 shall be an amount calculated as follows: (i) one-half of your pre-amendment target bonus (50% of your annual base salary of $350,000), with achievement to be measured based on the Company’s achievement of the Initial Goals and (ii) one half of the difference between (a) the amended target bonus (75% of your new base salary of $500,000) and (b) your pre-amendment target bonus (50% of your annual base salary of $350,000), with achievement measured against the Company’s achievement of the most recent revenue forecast for 2011, as adopted at the Company’s May 18, 2011 meeting of the board of directors.

Your new base salary and target incentive bonus shall remain in effect through December 31, 2012, and will not be subject to change or review by the Compensation Committee of the Board of Directors until the end of 2012, during the normal year end compensation review cycle for setting 2013 compensation.

In addition, the Employment Agreement is hereby amended such that beginning in 2011 (provided that it does not conflict with Section 105 of the Internal Revenue Code, or any subsequently adopted tax law or regulation), the Company will pay you in the form of a bonus, upon presentation of reasonable proof of your actual out of pocket expenses, up to a maximum of $20,000 per calendar year, in respect of your families non-elective medical expenses that are not covered by the healthcare policies offered by the Company.

Other than those specific amendments set forth herein, the remainder of your Employment Agreement shall remain in full force and effect and your employment with the Company shall remain at-will. This amendment together with your Employment Agreement and the Employee Agreement previously signed by you, constitutes the entire agreement between the parties with respect to your employment with the Company. No modifications may be made to these agreements unless in writing and signed by you and an authorized representative of the Board of Directors.

Sincerely,

/s/ Bryan Roberts
Bryan Roberts
Compensation Committee Chair

*        *        *

I have read this letter amending my Employment Agreement and agree to the modifications set forth herein. I further understand that my Employment Agreement, as amended, remains in full force and effect and that my continuing employment with Company remains at-will.

Dated	/s/ Gordie Nye
Gordie Nye

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